UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2013

COMMITTED CAPITAL ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-52651	14-1961545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 W. 14th Street, 3rd Floor

New York, New York 10014

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 624-2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 1.01 Entry into a Material Definitive Agreement.

Guarantee Agreement and Pledge Agreement Pursuant to Amendment to BankUnited Credit Facility

Committed Capital Acquisition Corporation (the “Company”) previously announced in its Current Report on Form 8-K dated October 16, 2013 that The One Group, LLC (“One Group”), a wholly-owned subsidiary of the Company, entered into an amendment to its credit facility with BankUnited, N.A., or BankUnited (formerly Herald National Bank) (the “Credit Agreement”), whereby BankUnited agreed, upon effectiveness of the merger, to the release and termination of the Jonathan Segal guarantee and pledge, certain subordination agreements of Jonathan Segal and related entities and the release of the assignment of the proceeds of the key-man life insurance policy on the life of Mr. Segal. The amendment also imposed certain post-merger closing obligations on the Company, including executing a guarantee in favor of BankUnited unconditionally guaranteeing all of the obligations of the borrowers and the pledge of all of the membership interests of One Group owned by the Company.

In connection therewith, on October 25, 2013, the Company entered into (i) a Guarantee Agreement in favor of BankUnited unconditionally guaranteeing all of the obligations of the borrowers under the Credit Agreement and (ii) a Pledge Agreement that pledges to BankUnited all of the membership interests of The One Group, LLC owned by the Company.

The foregoing summary is qualified in its entirety by reference to the Guarantee Agreement and the Pledge Agreement, attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

10.1	Guarantee Agreement, dated October 25, 2013, by and between the Company and BankUnited, N.A.
10.2	Pledge Agreement, dated October 25, 2013, by and between the Company and BankUnited, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated : October 29, 2013	COMMITTED CAPITAL ACQUISITION CORPORATION

	By:	/s/ Samuel Goldfinger
	Name:	Samuel Goldfinger
	Title:	Chief Financial Officer